NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact: Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169

For Immediate Release

Everest Re Group, Ltd. Completes Tender Offer for its 6.60% Fixed to Floating Rate Long Term Subordinated Notes (LoTSSM); Purchases Approximately 40% of the Issue

HAMILTON, Bermuda – March 27, 2009 -- Everest Re Group, Ltd. (NYSE: RE) today announced the completion of its previously announced cash tender offer to purchase any and all of its $400 million principal amount of 6.60% Fixed to Floating Rate Long Term Subordinated Notes (“LoTSSM”) due 2067.

Everest Reinsurance Holdings, Inc., a wholly-owned subsidiary of Everest Re Group, Ltd. and the issuer of the LoTSSM, purchased approximately 40% of the outstanding notes. The transaction reduced outstanding debt by $161.4 million at an approximate cost of $87 million including payment of accrued interest. The transaction will result in an estimated pre-tax gain of $74 million ($48 million after-tax), which will be reflected in first quarter 2009 results.

The offer expired at 5:00 p.m. New York City time on March 26, 2009, and was made pursuant to an Offer to Purchase dated March 19, 2009, and the related Letter of Transmittal. The offer price, plus accrued and unpaid interest, will be paid to the tendering holders on March 27, 2009.

A total of $238.6 million in aggregate principal of the LoTSSM remains outstanding and matures in 2067.

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

2